STRICTLY CONFIDENTIAL
---------------------

                            [DIAMOND TRIUMPH LOGO]

      DIAMOND TRIUMPH AUTO GLASS, INC. ANNOUNCES THIRD QUARTER 2003 RESULTS


Kingston, PA - November 14, 2003 - Diamond Triumph Auto Glass, Inc. announced today that net sales for the nine months ended September 30, 2003 increased $15.5 million, or 10.0%, to $171.0 million as compared to $155.5 million for the nine months ended September 30, 2002. Net sales for the third quarter ended September 30, 2003 increased $4.1 million, or 7.7%, to $57.1 million as compared to $53.0 million for the third quarter of 2002. Net income for the nine months ended September 30, 2003 increased by $0.8 million, or 34.8%, to $3.1 million from $2.3 million for the nine months ended September 30, 2002. Net income for the third quarter ended September 30, 2003 increased by $0.3 million, or 795.5%, to $.3 million as compared to $.0 million for the third quarter of 2002. EBITDA for the nine months ended September 30, 2003 decreased by $0.9 million, or 6.6%, to $12.8 million from $13.7 million for the nine months ended September 30, 2002. EBITDA for the third quarter of 2003 decreased by $.3 million, or 8.8%, to $3.1 million from $3.4 million for the third quarter of 2002.



                        DIAMOND TRIUMPH AUTO GLASS, INC.
                                 ($ IN MILLIONS)


                                                               NINE MONTHS ENDED          THREE MONTHS ENDED
                                                                 September 30,               September 30,
                                                          -------------------------    --------------------------
                                                             2003          2002           2003         2002
                                                          ------------  -----------    ----------   -------------
                                                                   (UNAUDITED)                    (UNAUDITED)
Net Sales                                                      $171.0       $155.5           $57.1         $53.0
Cost of Sales                                                    52.3         44.5            17.5          15.9
                                                          ------------  -----------    ------------  ------------
Gross Profit                                                    118.7        111.0            39.6          37.1
Operating Expenses                                              108.0         99.6            37.1          34.6
                                                          ------------  -----------    ------------  ------------
Income From Operations                                          $10.7        $11.4            $2.5          $2.5
                                                          ============  ===========    ============  ============

Net Income                                                       $3.1         $2.3            $0.3          $0.0
                                                          ============  ===========    ============  ============

EBITDA (1)                                                      $12.8        $13.7            $3.1          $3.4
                                                          ============  ===========    ============  ============

Total Long-Term Debt                                            $79.8       $100.0           $79.8        $100.0
                                                          ============  ===========    ============  ============



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Norm Harris, Diamond Triumph's Chief Executive Officer, had the following comments regarding the Company. "We are pleased with the continued increase in our unit volume versus last year, which has enabled us to achieve a record high nine-month sales volume despite the challenging pricing environment impacting our industry. Overall pricing continues to be a very challenging variable for our industry."

Michael Sumsky, Diamond Triumph's President and Chief Financial Officer added, "Our cash flow remained strong during the third quarter enabling the Company to repurchase $2.2 million in aggregate principal amount of senior notes at a financial statement gain. We will continue to explore opportunities to de-lever the Company."

Diamond Triumph Auto Glass, Inc. headquartered in Kingston, PA, is a leading provider of automotive glass replacement and repair services. Diamond Triumph currently operates 277 company owned automotive glass service centers, approximately 1,100 mobile installation vehicles and six distribution centers in 46 states. For more information about Diamond Triumph, visit our website at WWW.DIAMONDTRIUMPH.COM.

     (1) EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization, which for Diamond Triumph is income from operations plus depreciation and amortization and interest income. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, or GAAP, and should not be considered in isolation or as an alternative to income from operations, net income, cash flows from operating activities or any other measure of performance or liquidity derived in accordance with GAAP. EBITDA is presented because Diamond Triumph believes it is an indicative measure of its operating performance and its ability to meet its debt service requirements and is used by investors and analysts to evaluate companies in its industry as a supplement to GAAP measures.

          Not all companies calculate EBITDA using the same methods; therefore, the EBITDA figures set forth herein may not be comparable to EBITDA reported by other companies. A substantial portion of Diamond Triumph's EBITDA must be dedicated to the payment of interest on its outstanding indebtedness and to service other commitments, thereby reducing the funds available to Diamond Triumph for other purposes. Accordingly, EBITDA does not represent an amount of funds that is available for management's discretionary use.





                                                        Nine Months Ended      Three Months Ended
                                                          September 30,          September 30,
                                                      -------------------------------------------
                                                           2003     2002        2003     2002
                                                      -------------------------------------------
                                                      (dollars in millions)  (dollars in millions)
                       Income from operations          $ 10.7      $ 11.4    $  2.5  $  2.5
                       Depreciation and amortization      2.1         2.1       0.6     0.8
                       Interest Income                    0.0         0.2       0.0     0.1
                                                     ---------------------------------------------
                            EBITDA                     $ 12.8      $ 13.7    $  3.1  $  3.4
                                                     =============================================




Contacts:         Michael A. Sumsky, President / Chief Financial Officer
                  (570) 287-9915 Ext. 3182